EXHIBIT 10.10

The Landmark Bancorp, Inc. Compensation Committee oversees the bonuses for all executive officers.  The bonuses are determined based on our financial performance (including return on assets, return on equity and earnings per share growth) while also taking into consideration individual employee’s performance in achieving our short and long term goals.